--------
 FORM 4
--------

[ ] Check box if no longer
    subject to Section 16.
    Form 4 or Form 5
    obligations may continue.
    See Instruction 1(b).

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1.       Name and Address of Reporting Person


Scharf                             Gilbert                              D.
--------------------------------------------------------------------------------
(Last)                             (First)                           (Middle)

c/o Maxcor Financial Group Inc.,
One New York Plaza, 16th Floor
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                                  (Street)


New York                          New York                           10292
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 (City)                           (State)                            (Zip)

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2.       Issuer Name and Ticker or Trading Symbol

         Maxcor Financial Group Inc.
         (Common Stock:  "MAXF")

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3.       IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.       Statement for Month/Year

         07/2002

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5.       If Amendment, Date of Original (Month/Year)



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6.       Relationship of Reporting Person(s) to Issuer (Check all applicable)

[X]      Director                                    [X]   10% Owner
[X]      Officer (give title below)                  [ ]   Other (specify below)

President, Chairman of the Board and Chief Executive Officer
--------------------------------------------------------------
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7.       Individual or Joint/Group Filing (Check applicable line)

[X]      Form filed by One Reporting Person
[ ]      Form filed by More than One Reporting Person
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                                                                          Page 1

                     Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

--------------------------------------------------------------------------------------------------------------------------
1.  Title of Security                2.  Transaction Date       3.  Transaction Code     4.  Securities Acquired (A) or
    (Instr. 3)                           (Month/Day/Year)           (Instr. 8)               Disposed of (D)
                                                                                             (Instr. 3, 4 and 5)
                                                                ----------------------------------------------------------
                                                                    Code           V         Amount     (A) or (D)   Price
--------------------------------------------------------------------------------------------------------------------------
a.  Common Stock, par value $.001             7/16/02                P                        4,900          A       $5.20
--------------------------------------------------------------------------------------------------------------------------

b.  Common Stock, par value $.001             7/16/02                P                        4,000          A       $5.18
--------------------------------------------------------------------------------------------------------------------------

c.  Common Stock, par value $.001             7/19/02                P                        3,300          A       $5.35
--------------------------------------------------------------------------------------------------------------------------

d.  Common Stock, par value $.001             7/23/02                P                       10,000          A       $4.74
--------------------------------------------------------------------------------------------------------------------------

e.
--------------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------

5.  Amount of Securities Beneficially       6.   Ownership Form:                7.   Nature of Indirect
    Owned at End of Month                        Direct (D) or Indirect (I)          Beneficial Ownership
    (Instr. 3 and 4)                             (Instr. 4)                          (Instr. 4)

---------------------------------------------------------------------------------------------------------------------
a.                                                        D
---------------------------------------------------------------------------------------------------------------------

b.                                                        D
---------------------------------------------------------------------------------------------------------------------

c.         674,039                                        D
---------------------------------------------------------------------------------------------------------------------

d.         506,643                                        I                     By Gilbert D. Scharf Living Trust (of
                                                                                which the Reporting Person is sole
                                                                                trustee)
---------------------------------------------------------------------------------------------------------------------

e.
---------------------------------------------------------------------------------------------------------------------


                           Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g, puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security   2.  Conversion or    3. Transaction Date  4.  Transaction   5.  Number of Derivative Securities
   (Instr. 3)                         Exercise Price      (Month/Day/Year)      Code              Acquired (A) or Disposed of (D)
                                      of Derivative                             (Instr. 8)        (Instr. 3, 4 and 5)
                                      Security                              -------------------------------------------------------
                                                                            Code         V             (A)            (D)
-----------------------------------------------------------------------------------------------------------------------------------
a.
-----------------------------------------------------------------------------------------------------------------------------------

b.
-----------------------------------------------------------------------------------------------------------------------------------

c.
-----------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------
6.  Date Exercisable    7.  Title and Amount of Underlying    8.  Price of     9.  Number of      10. Ownership     11. Nature of
    and Expiration          Securities                            Derivative       Derivative         Form of           Indirect
    Date                    (Instr. 3 and 4)                      Security         Securities         Derivative        Beneficial
    (Month/Day/Year)                                              (Instr. 5)       Beneficially       Security:         Ownership
                                                                                   Owned at           Direct (D)        (Instr. 4)
----------------------------------------------------------                         End of Month       or Indirect (I)
Date             Expiration        Title       Amount or                           (Instr. 4)
Exercisable      Date                          Number of
                                               Shares
-----------------------------------------------------------------------------------------------------------------------------------
a.
-----------------------------------------------------------------------------------------------------------------------------------

b.
-----------------------------------------------------------------------------------------------------------------------------------

c.
-----------------------------------------------------------------------------------------------------------------------------------


Explanation of Responses:






/s/ GILBERT D. SCHARF                                   August 9, 2002
------------------------------------                    ------------------------
**Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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